Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Tianci International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.001 par value per share(2)	457(o)	–	–	$10,000,000	0.0001476	$1476
	Equity	Underwriter’s Warrants(3)	457(g)	–	–	–	–	–
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share, underlying Underwriter’s Warrants(4)	457(o)	–	–	$575,000	0.0001476	$84.87
Carry Forward Securities	–	–	–	–	–	–	–	–

Total Offering Amounts						$10,575,000	0.0001476	$1,560.87
Total Fee Offsets								–
Fees Previously Paid								–
Net Fee Due								$1,560.87

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(2)	Includes an additional 15% of shares of common stock related to the exercise of the over-allotment option by the underwriter.

(3)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(4)	Represents shares of common stock underlying the warrants issuable to the underwriter to purchase up to an aggregate of 5.0% of the common stock sold in the offering, including any shares issued pursuant to exercise of the underwriter’s over-allotment option, at an exercise price equal to 120% of the public offering price per share.